Exhibit 10.7

RETENTION  AGREEMENT

RETENTION AGREEMENT (this “Agreement”) made as of this 26th day of February, 2002 by and between UNITY BANK, a New Jersey state bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (the “Bank), UNITY BANCORP, INC. a Delaware corporation with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (“Unity”) (Bank and Unity collectively, “Employer”), and JAMES A. HUGHES, an individual residing at 4 Lance Road, Lebanon, New Jersey 08833 (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is presently employed by Employer as an executive officer of the Bank in the position of Executive Vice-President and Chief Financial Officer; and

WHEREAS, Employer wishes to ensure that it will continue to retain Executive in its employ and to receive Executive’s undivided effort and attention;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.             Termination.  Executive may be terminated at any time, without prejudice to Executive’s right to compensation or benefits as provided herein or pursuant to any other benefit plan or policy of Employer.   Executive’s rights upon a termination shall be as follows:

(a)           Cause.  Employer may terminate Executive for cause.  Upon such a termination, Executive shall be entitled to no further compensation or employment related benefits from and after the date of such termination, except for the payment of accrued and unpaid compensation through the date of such termination and except for the provision of any statutorily required benefits.  As used in this Agreement, the term “cause” shall mean the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses which do not adversely effect Employer’s reputation or standing in the community) or final cease-and-desist order or a material breach of any provision of this Agreement.

(b)           Termination Without Cause.  Upon a termination of Executive’s employment hereunder without “cause”, Executive shall be entitled to receive his then current Base Salary (as defined below) for a nine (9) month period (the “Termination Payment”).  Executive’s “Base Salary” at any time shall be that annual salary most recently approved by the Board of Directors of Employer or any committee thereof.  Such payments shall be made in periodic payments in the same manner in which the

Executive’s salary was paid through the time of such termination.  Employer shall continue to provide the Executive with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination for a nine (9) month period.  In addition, the vesting period for any stock options granted to Executive shall accelerate.

Executive shall also be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Executive has not yet been paid.

The Executive shall have no duty to mitigate damages in connection with his termination by Employer without “cause”.  However, if the Executive obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

(c)           Resignation With Cause.  Executive shall have the right to resign his employment with Employer at any time hereunder, providing notice as require by the Employer’s employment related policies then in effect.  In the event such a resignation is for “good cause” (as defined below), such resignation shall deemed a termination without cause under subparagraph (b) hereof, and Executive shall be entitle to receive all such benefits as are provided for under such subparagraph (b) hereof.

For purposes of this provision, the term “good cause” shall mean any of the following:

(i)            A material reduction in Executive’s duties, responsibilities, title or employment status from its level as of the date hereof;

(ii)           Subject to the next subsection, a reduction in Executive’s total annual compensation to below $140,000; or

(iii)          In the event of the Employer, for the proceeding fiscal year, has reported earnings of at least 80% of the Employer’s budgeted earnings, if Executive’s total compensation is below $175,000; or

(iv)          Employer terminates this Agreement..

For purposes determining the value of Executive’s compensation, all compensation provided to Executive, cash and non-cash, shall be taken into account.  For purpose of valuing stock options, the Black-Scholes method shall be utilized in the same manner as provided in the Employers proxy statement for the prior year.

2.             Change in Control.

(a)           Upon the occurrence of a Change in Control (as herein defined), regardless of whether Executive’s employment with Employer continues, Executive shall be entitled to receive a payment equal to 100% of his current Base Salary for a nine (9) month period (the “Change in Control Payment”).  The Change in Control Payment shall be made to Executive, at Executive’s discretion, either over a nine (9) month period and in the same manner in which Executive’s salary has customarily been paid, or in a single lump sum payment to be made within sixty (60) days of Employer’s receipt of written notice by Executive directing that the Payment be made in a lump sum.

In addition to the foregoing, if Executive chooses to receive the Change in Control Payment over time rather than in a lump sum, Executive shall be entitled to receive from Employer or its successor, hospital, health, medical and life insurance, and any other like benefits in effect at the time of such Change in Control for a nine (9) month period after the Change in Control on the terms and at the same cost to Executive as Executive was receiving such benefits on the date of the Change in Control.  However, if the Executive obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

Upon the Executive becoming entitled to a Change in Control Payment hereunder, and provided that Executive has received an offer of “Comparable Employment” with the Employer or its successor upon the consummation of such Change in Control, Executive shall not be entitled to receive any other payment hereunder solely because of the Change In Control.  If Executive does not receive an offer of “Comparable Employment, it shall be deemed a termination without cause, and Executive shall be entitled to receive the payments due under Section 1(b) hereof. For purpose hereof, the term “Comparable Employment” shall mean an offer of employment for position which has all the following characteristics:

(i)            The total annual compensation offered Executive has a value at least as great as the total compensation provided to Executive to in the last full fiscal year a prior to the Change in Control;

(ii)           Regardless of title, the responsibilities and duties of the position shall be of as substantial a nature as those of Executive’s position prior to such Change in Control; and

(iii)          Executive’s primary place of employment shall not be more than 30 miles away from Executive’s place of employment as of the time of the Change in Control.

In the event that Executive is offered Comparable Employment, the provisions of the Agreement shall remain in full force and effect after the payment of the Change in Control payment, and by way of illustration, and not by limitation, Executive’s rights under Paragraph 1(b) and 1(c) hereunder shall remain in full force and effect.

(b)           A “Change in Control” shall mean:

(i)                                     a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity or a similar transaction in which Unity is not the resulting entity; or

(ii)                                  individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof; or

(iii)                               the occurrence of an event of a nature that would be required to be reported in response to Item I of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(iv)                              Without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than Unity or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of Unity representing 25% or more of Unity’s outstanding securities ordinarily having the right to vote at the election of directors; or

(iv)                              A proxy statement soliciting proxies from stockholders of Unity is disseminated by someone other than the current management of Unity, seeking stockholder approval of a plan of reorganization, merger or consolidation of Unity or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by Unity; or

(vi)                              A tender offer is made for 25% or more of the voting securities of Unity and shareholders owning beneficially or of record 25% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of Unity Bancorp, Inc. on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

3.             No Guaranty of Employment.  Nothing in this Agreement shall be construed as guarantying the employment of the Executive.  Executive shall remain an “employee at will” of Employer at all times during the term of this Agreement.

4.             Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, (i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of Executive, with a copy to:

In the case of Employer, with a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Telecopier No. (732) 846-8877

Attention: Robert A. Schwartz

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

5.             Assignability.  Neither this Agreement nor the rights or obligations of Executive hereunder may be assigned , whether by operation of law or otherwise.  This Agreement shall be binding upon, and inure to the benefit of, Employer and its Successors and assigns.  This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and other legal representatives.

6.             Waiver.  The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

7.             Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

8.             Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

9.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.           Amendment.  This Agreement may be modified or amended only by an amendment in writing signed by both parties.

11.           Severability.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

12.           Section Headings.  The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

13.           Fees and Expenses.  If any party to this Agreement institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorneys’ fees and other reasonable legal costs and expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

ATTEST:	UNITY BANK

	By:	/s/DAVID D. DALLAS
David D. Dallas, Chairman of the Board

ATTEST:	UNITY BANCORP, INC.

	By:	/s/DAVID D. DALLAS
David D. Dallas, Chairman of the Board

WITNESS:	EXECUTIVE:

/s/JAMES HUGHES
James Hughes